                                                                    Exhibit 10-5
                           ELLIOTT ASSOCIATES, L.P.
                        712 Fifth Avenue - 36/th/ Floor
                           New York, New York  10019



May 5, 1999

Golden Star Resources Ltd.
1660 Lincoln Street
Denver, Colorado 80264

Attention: Mr. James E. Askew
-----------------------------


                            Credit Facility Letter
                            ----------------------

Dear Sirs:

You have advised that you intend to acquire (the "Acquisition") together with Anvil Mining NL ("Anvil") of Australia a 90% interest in Bogoso Gold Mine Ltd., a Ghanaian company ("BGL"), which operates the Bogoso gold mine in Ghana, in a transaction pursuant to which you would acquire for a total consideration of approximately US$12 million and certain other conditional payments (i) 90% of the capital stock of BGL, with the State of Ghana retaining a 10% interest, and
(ii) 100% of the approximately US$34 million in debt owed by BGL to a consortium of banks represented by the International Finance Corporation ("IFC").

We understand it is currently your intention to raise the funds required to effect the Acquisition and to pay the costs and expenses related thereto through
(i) the issuance and sale to the public and/or private investors of your common shares or special warrants and/or (ii) borrowings under newly arranged senior credit facilities.

In connection with the foregoing, we are pleased to advise you that subject to the approval by the Government of Ghana of the Acquisition, the closing of the Acquisition and the completion of all loan documentation with respect to the credit facility contemplated hereby in form and substance reasonably satisfactory to us, we hereby grant you the option to have us (directly or through one or more of our designees) establish on the closing date a credit facility (the "Credit Facility") in a principal amount not to exceed US$12 million having the terms set forth in Exhibit A attached hereto. You hereby agree that the Credit Facility shall be used solely to complete the Acquisition.

You have advised us that our commitment hereunder (the "Commitment") is a condition precedent to the signing of a definitive purchase agreement in connection with the Acquisition (the "Acquisition Agreement"). You have also advised us that , subject to the other provisions of this letter, a copy of this letter (the "Credit Facility Letter") will be provided to IFC as representative of the consortium of banks involved in the Acquisition and that IFC and the banks will rely on the Credit Facility Letter as comfort that there will be funds available to close the Acquisition if the approval of the Government of Ghana of the Acquisition is obtained.

You hereby agree to compensate us for the Commitment in accordance with the provisions of that certain Premium Letter Agreement, dated as of the date hereof, between us, a copy of which is attached as Exhibit B hereto.

In connection with the services and transactions contemplated hereby, you agree that we will be permitted access, or use of, any information concerning the Acquisition and BGL which may come into your possession. We hereby acknowledge that you are bound by the terms of a confidentiality agreement with respect to such information (a copy of which has been delivered to us) and agree to abide by such terms. We will treat any and all confidential information relating to the Acquisition and BGL transmitted to us with the same degree of care you are held to under the confidentiality agreement mentioned above, provided that we shall not be bound by any confidentiality, noncompetition or noncircumvention covenant following either the termination of our obligation to establish the Credit Facility or the closing of the Acquisition (with Anvil Mining's participation).

The Commitment may not be assigned by you and nothing in this Credit Facility Letter, express or implied, shall give any person other than you any benefit or any legal or equitable right, remedy or claim under this Credit Facility Letter.

We hereby acknowledge that you make no representation or warranty as to the accuracy or completeness of any information or materials provided to us in connection with our evaluation of the credit risk associated with the matters contemplated hereby.

This Credit Facility Letter (including the exhibits hereto) sets forth the entire agreement of the parties as to the scope of the Credit Facility Letter and our respective obligations hereunder. The Commitment will expire upon the earliest of (i) the closing of the Acquisition without the use of the Credit Facility, (ii) the termination of the Acquisition Agreement, (iii) the failure of any party to the Acquisition Agreement to sign and deliver it on or prior to June 1, 1999, or (iv) on the 130th day after execution of the Acquisition Agreement.

This Credit Facility Letter shall be governed by, and construed in accordance with, the laws of the State of New York as applied to agreements made and performed within such state without giving effect to principles of conflict of laws thereof. Any action arising hereunder or under the Premium Letter may be brought in the Federal and State courts located in New York County, New York, and each party hereby consents to the non-exclusive jurisdiction and venue of such courts and to service of process by certified mail, return receipt requested (which shall constitute "personal service").

Please indicate your acceptance of our Commitment and your agreement to the matters contained in this Credit Facility Letter (including the exhibits thereto) by executing a copy of this letter and returning it to us prior to 5:00 PM, Eastern daylight time, on May 5, 1999.

ELLIOTT ASSOCIATES, L.P.



By: /s/ Paul Singer
    ---------------
    General Partner

ACCEPTED AND AGREED TO:

GOLDEN STAR RESOURCES LTD.


By: /s/ James E. Askew
    ------------------
    CEO and President

                                   EXHIBIT A

                                                            May 5, 1999

      Standby Credit Facility for the Purchase of Bogoso Gold Limited by
                          Golden Star Resources Ltd.



Borrower                         A special purpose subsidiary of Golden Star
                                 Resources Ltd., a Canadian corporation (the
                                 "Borrower"). Golden Star Resources will provide
                                 a corporate guarantee for any borrowing under
                                 the Credit Facility and the Credit Facility
                                 loan will have full recourse back to Golden
                                 Star Resources.
Lender                           Elliott Associates, L.P., Westgate
                                 International, L.P. and/or related parties
                                 (collectively the "Lender")
Facility                         Lender agrees to provide a U.S. dollar standby
                                 credit facility (the "Credit Facility") to the
                                 Borrower for the purchase of certain debt and
                                 shares of BGL, a Ghanaian company which owns
                                 and operates the Bogoso gold mine in Ghana (the
                                 "Acquisition")
Acquisition                      The Acquisition of BGL shall be effected
                                 through the purchase of at least 90% of the
                                 common shares and 100% of the IFC and DEG debt
                                 of BGL. Upon closing of the Credit Facility,
                                 Golden Star shall directly or indirectly own a
                                 majority of the outstanding equity of BGL. The
                                 final contract for the Acquisition will include
                                 a provision whereby operating profit after
                                 April 1 will be for the account of Golden Star.
Facility Limit                   US$12 million. Only one drawdown will be
                                 permitted.
Conditions Precedent to          The Borrower shall have the right to draw down
Drawdown                         all or any portion of the facility upon the
                                 closing of the Acquisition, but not earlier
                                 than May 21, subject to the following: Material
                                 Adverse Change clause and Force Majeure clause
                                 consistent with proposed purchase agreement
                                 between Golden Star and the bank syndicate
                                 group. Borrower must deliver favorable legal
                                 opinions of U.S., Canadian, Ghanaian (and other
                                 jurisdiction, if needed) counsel as to
                                 customary matters including with respect to
                                 validity of first priority liens, regulatory
                                 approvals, Regulation U compliance, usury
                                 issues and currency controls. All applicable
                                 governmental and regulatory approvals must be
                                 obtained prior to each of warrant issuance and
                                 funding. Anvil Mining's written consent to all
                                 aspects of the Credit Facility must be
                                 obtained.
Estimated Closing Date of the    July 31, 1999
Acquisition
Security                         First ranking charge over the assets of BGL
                                 (including, without limitation, the mine lease
                                 and accounts receivable) and pledge of the
                                 common stock and debt of BGL held directly or
                                 indirectly by Golden Star and  Anvil Mining.
Repayment                        The Borrower or Golden Star may repay all or
                                 any portion of the principal (with all accrued
                                 interest thereon) at any time without penalty.
                                 Mandatory repayment of the facility will begin
                                 60 days after closing and will be made in 12
                                 equal monthly installments, based on the
                                 principal amount outstanding 59 days after
                                 drawdown, thereafter, subject to a maximum of
                                 US$750,000 per month of principal (excluding
                                 accrued interest). Any principal balance still
                                 outstanding after this time will be paid in
                                 full, with accrued interest, within 7 days
                                 following the final monthly repayment.
                                 Beginning 60 days after drawdown, any early
                                 repayments made will be credited against the
                                 latest dated scheduled repayments.
Interest Rate                    15% per annum compounded monthly on the
                                 outstanding principal and interest thereon,
                                 paid monthly in arrears. In the event of a
                                 default, interest will accrue on the
                                 outstanding balance at a rate of 25% per annum
                                 until such default is cured.
Equity                           Golden Star will issue common stock purchase
                                 warrants ("Warrants") per separate
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                                 agreement.
Exercise of Warrants             Golden Star will permit cashless exercise of
Warrant Expiry Date              the Warrants through loan reduction.
Callability of Warrants          Three years from the date of issuance.
                                 If at any time beginning 12 months after
                                 issuance or most recent price reset, the
                                 closing price for GSR on Amex for 30
                                 consecutive trading days is greater than 200%
                                 of the exercise price of the Warrants, then 50%
                                 of the Warrants will be callable by the Company
                                 on 30 days notice. If at any time beginning 24
                                 months after issuance or most recent price
                                 reset, the closing price for GSR on Amex for 30
                                 consecutive trading days is greater than 250%
                                 of the exercise price of the Warrants, then 50%
                                 of the Warrants will be callable by the Company
                                 on 30 days notice. This call provision shall
                                 not restrict the Lender from exercising the
                                 Warrants at any time including during the call
                                 notice period. The 50% shall refer to a
                                 percentage of the number of Warrants originally
                                 issued.
Warrant Terms                    The Warrants will contain customary anti-
                                 dilution adjustments for reorganization, stock
                                 dividends, stock splits, etc. If within 6
                                 months of the date of issuance of the Warrants
                                 or at any time that more than US$1 is
                                 outstanding under this Credit Facility, in the
                                 event of an issuance of common shares and/or
                                 rights and/or warrants (either individually or
                                 as a unit) by Golden Star at a discrete or
                                 implied (in the case of a unit) price below 95%
                                 of the strike price of the Warrants (excluding
                                 an aggregate issuance(s) of up to 1% of the
                                 outstanding Golden Star common shares pursuant
                                 to director, officer and employee stock option
                                 or stock bonus plans ("Plans")), then the
                                 strike price of the Warrants will, at Lender's
                                 option, be reset to a price equal to the
                                 discrete or implied (in the case of a unit)
                                 issuance price of such common shares, rights or
                                 warrants. If, however, regulatory conditions
                                 imposed upon any such reset (e.g., reduction in
                                 the reset or a shortening of the exercise
                                 period) renders the reset unsatisfactory to
                                 Lender, Lender may instead elect to receive in
                                 lieu thereof (i) cash in an amount equal to the
                                 number of Warrants held multiplied by the
                                 excess of the actual strike price over the
                                 intended reset strike price, or (ii) if
                                 regulatory approval is again denied, such other
                                 consideration as will afford the Lender
                                 reasonably equivalent value to such reset.
                                 Golden Star shall be required to register (or
                                 establish free tradeability) and list the
                                 underlying common shares in the US and Canada
                                 by the earlier of (a) the registration of any
                                 other common shares (excluding any registration
                                 of Plan shares on Form S-8), or (b) 180 days
                                 following the closing or abandonment of the
                                 Acquisition. The penalty with respect to any
                                 registration failure will be cash per month of
                                 3% of the aggregate value of the common stock
                                 to be registered. However, provided the shares
                                 have been properly registered or are freely
                                 tradeable on the American Stock Exchange but
                                 not the Toronto Stock Exchange, then the
                                 penalty will be cash per month of 1% of the
                                 aggregate value  of the common stock to be
                                 registered.
Production Bonus Payment         Whether or not the Credit Facility is
                                 established or used, for every continuous 12 month period (the "Production Interval") during the first 72 months following the Acquisition that total production from the Bogoso mine concession is greater than 75,000 ounces, the Lender will receive a cash payment of US$250,000 with maximum payments over time totaling not more than US$1,250,000. Production
                                 Intervals will not represent fixed date time but rather non-overlapping continuous 12 month periods constructed to be most favorable to the Lender in determining amounts due to the Lender under this provision. Such cash payments will be payable by the Borrower within 12 months following the end of the Production Interval.
                                 For example, if during the Production Interval of July 1, 1999 to June 30, 2000, mine production is greater than 75,000 ounces, the Borrower would be required to pay to the Lender
                                 US$250,000 before June 30, 2001. In the event that the direct or indirect ownership of the mine by GSR drops below

                                 50%, then any remaining maximum payments,
                                 including any unearned amounts, due under the
                                 Production Bonus will become immediately due
                                 and payable. Provided, however, if Golden Star,
                                 in a single transaction, sells 100% of its
                                 interest in the Bogoso mine concession, either
                                 through a sale of stock or the asset, then any
                                 unearned amounts due under the previous
                                 sentence will be capped at 50% of the proceeds
                                 of such transaction. For example, if Golden
                                 Star sells its entire stake in the mine for
                                 $300,000 and $500,000 of potential payments
                                 remain to be earned under the Production Bonus,
                                 then the Lender's payments will be capped at
                                 $150,000. This cap does not refer, in any way,
                                 to any amounts previously earned, but not yet
                                 paid, under the Production Bonus. Such earned
                                 payments will still be due in full and will
                                 have no effect on calculations with regard to
                                 the payments cap.
Gold Price Protection Program    The Borrower or Golden Star will use its
                                 reasonable best efforts to put in place a gold
                                 price protection program, in a form reasonably
                                 acceptable to the Lender, sufficient to cover
                                 75% of mine production for the anticipated 13
                                 month life of the loan, to be in place within
                                 15 days of the closing under the Credit
                                 Facility. The Borrower or Golden Star will
                                 communicate with the Lender as to the status of
                                 such program.
Representations and Warranties   Customary for this type of transaction.
Affirmative Covenants            Customary for this type of transaction.
Negative Covenants               No senior or pari passu indebtedness or liens
                                 at any level. The only permitted distributions
                                 or existing debt repayments, at any level, will
                                 be (a) to make payments, both principal and
                                 interest, in connection with the Credit
                                 Facility, (b) to make payments, both principal
                                 and interest, with respect to outstanding debt
                                 in connection with the Omai Mine (but not to
                                 make distributions for such purpose), and (c)
                                 provided the Borrower places and keeps in
                                 escrow, monies sufficient to make principal and
                                 interest payments for 2 payment periods, then
                                 the Borrower will be allowed to make
                                 distributions to Golden Star to fund expenses
                                 in the ordinary course of business. For as long
                                 as the principal amount outstanding under the
                                 Credit Facility is greater than $6 million, for
                                 any non-ordinary course asset sales by Golden
                                 Star, 75% of the proceeds from such sales will
                                 be used to repay principal outstanding under
                                 the Credit Facility.
                                 Other customary for this type of transaction.
Events of Default                Customary for this type of transaction,
                                 including any failure of first priority
                                 security.

                                   EXHIBIT B

                          GOLDEN STAR RESOURCES LTD.
                        1660 Lincoln Street, Suite 3000
                            Denver, Colorado  80264



May 5 1999


Elliott Associates, L. P.
712 Fifth Avenue
New York, New York 10019

Attention: Mr. Jon Pollock


Dear Sirs:

We refer to the Credit Facility Letter, dated the date hereof (the "Credit Facility Letter"), regarding a proposed loan to be made by you to us in a principal amount not to exceed US$12 million. Capitalized terms used herein, unless otherwise defined, have the meanings ascribed to them in the Credit Facility Letter.

We hereby agree to pay you in immediately available funds (i) upon execution of the Credit Facility Letter, a non-refundable option premium (the "Premium") of US$250,000 and (ii) upon closing of the Acquisition (or any transaction whereby we directly or indirectly acquire an ownership position in the Bogoso Mine), a non-refundable additional interest payment (the "Funding Payment") of US$250,000. Upon execution of an agreement for such an acquisition (the "Acquisition Agreement"), we shall deposit with you the sum of US$50,000 to be credited against any fees and expenses incurred by you with respect to entering into the Credit Facility Letter.

Within 10 days of the execution of the Acquisition Agreement by all of the parties, you will also have the right to receive 1,500,000 common share purchase warrants (the "Warrants"). Upon closing of the Credit Facility, you will also have the right to receive that number of common share purchase warrants (the "Additional Warrants") which is equal to 3,000,000 multiplied by the ratio of
(a) the amount of the Credit Facility drawn down divided by (b) US$12 million, less 1,500,000. Each Warrant and Additional Warrant will entitle you to subscribe for and purchase from Golden Star Resources Ltd. ("Golden Star") one common share of Golden Star at an exercise price which is equal to the weighted average of the closing prices of Golden Star shares on the American Stock Exchange for the ten trading days immediately preceding their issuance and will have the terms and conditions set forth in Exhibit A to the Credit Facility.
(If any regulatory body does not permit the issuance of any such Warrants or Additional Warrants, it shall constitute a breach.)

Upon closing of the Acquisition, you will also become entitled to be paid at certain times certain amounts as production bonus payments in accordance with the terms and conditions set forth in Exhibit A to the Credit Facility Letter.

We hereby agree to reimburse you promptly upon demand for all reasonable out-of-pocket costs and expenses incurred by you in connection with the negotiation and entry into, and the transactions contemplated by the Credit Facility Letter (including, without limitation, consultant's fees and US, Canadian, Ghanaian and other counsel fees), whether or not the Acquisition is consummated.

This Letter Agreement and the terms and conditions contained herein shall not be disclosed by any party to any person or entity (except such of our agents and representatives on a need to know basis if they agree to be bound by the provisions of this paragraph).

We may not assign any of our rights or be relieved of our obligations hereunder without your prior written consent.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

If you are in agreement with the foregoing, kindly sign and return to us the enclosed copy of this Letter Agreement.

GOLDEN STAR RESOURCES LTD.



By: /s/ James E. Askew
    ------------------




AGREED TO AND ACCEPTED
this 5/th/ day of May, 1999


ELLIOTT ASSOCIATES, L.P.



By: /s/ Paul Singer
    ---------------